UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 29, 2019
 _____________________
Novan, Inc.
(Exact name of registrant as specified in its charter)
 _____________________

Delaware	001-37880	20-4427682
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4105 Hopson Road, Morrisville, North Carolina 27560
(Address of principal executive offices) (Zip Code)
(919) 485-8080
(Registrant’s telephone number, include area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
 _____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.0001 par value	NOVN	Nasdaq Global Market

Item 1.01. Entry into a Material Definitive Agreement.

Royalty and Milestone Payments Purchase Agreement with Reedy Creek Investments LLC
On April 29, 2019, Novan, Inc. (the “Company”) entered into a royalty and milestone payments purchase agreement (the “Purchase Agreement”) with Reedy Creek Investments LLC (“Reedy Creek”), pursuant to which Reedy Creek provided funding to the Company in an initial amount of $25.0 million, which the Company will use primarily to pursue the development, regulatory approval and commercialization (including through out-license agreements and other third party arrangements) activities for SB206, a topical anti-viral gel being developed for the treatment of molluscum contagiosum (“molluscum”), a contagious skin infection caused by the molluscipoxvirus (“SB206”), and advancing programmatically such activities with respect to SB204, a once-daily, topical monotherapy being developed for the treatment of acne vulgaris (“SB204”), and SB414, a topical cream-based product candidate being developed for the treatment of atopic dermatitis (a type of eczema) (“SB414”, and with SB206 and SB204, the “Products”). Reedy Creek will also provide additional funding to the Company of $10.0 million contingent upon the achievement by the Company of SB206 clinical trial success, as defined in the Purchase Agreement.
Pursuant to the Purchase Agreement, the Company will pay Reedy Creek ongoing quarterly payments, calculated based on an applicable percentage per Product of any upfront fees, milestone payments, royalty payments or equivalent payments received by the Company pursuant to any out-license agreement for the Products in the United States, Mexico or Canada, net of any upfront fees, milestone payments, royalty payments or equivalent payments paid by the Company to third parties pursuant to any agreements under which the Company has in-licensed intellectual property with respect to the Products in the United States, Mexico or Canada. The applicable percentage used for determining the ongoing quarterly payments for each Product ranges from 10% for SB206 to 20% for SB204 and SB414, provided that the applicable percentage for each Product will be 25% for fees or milestone payments received by the Company (but not royalty payments received by the Company) until Reedy Creek has received payments under the Purchase Agreement equal to the total funding amount provided by Reedy Creek under the Purchase Agreement. If the Company decides to commercialize any Product on its own following regulatory approval, as opposed to commercializing through an out-license agreement or other third-party arrangement, the Company will be obligated to pay Reedy Creek a low single digits royalty on net sales of the Products.
Unless earlier terminated, the Purchase Agreement will continue for so long as payments are due or payable under the Purchase Agreement. Reedy Creek may terminate the Purchase Agreement in the event of an uncured material breach by the Company, which, in certain circumstances, could cause the Company to be required to repay the amount paid by Reedy Creek under the Purchase Agreement, less any payments made to Reedy Creek by the Company under the Purchase Agreement as of the effective date of the termination.
The Purchase Agreement constitutes a “related person transaction” as defined by Item 404 of Regulation S-K (§229.404). Reedy Creek is a beneficial owner of more than 5% of the Company’s capital stock, reporting beneficial ownership of 3,947,368 shares of common stock and 3,947,368 shares subject to warrants to purchase common stock on a Schedule 13D filed with the Securities and Exchange Commission (the “Commission”) on January 22, 2018. The Company’s Audit Committee approved this related person transaction in accordance with the Company’s related person transaction policy.
The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Purchase Agreement, which will be filed as an exhibit to a subsequent filing with the Commission, as permitted by the rules of the Commission.
Item 7.01. Regulation FD Disclosure.
On April 29, 2019, the Company issued a press release announcing entry into the Purchase Agreement. The full text of this press release is furnished herewith as Exhibit 99.1 to this Current Report and incorporated herein by reference.
The information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section. Furthermore, the information in Item 7.01 of this report shall not be deemed incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated April 29, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novan, Inc.

Date: May 3, 2019	By:	/s/ G. Kelly Martin

G. Kelly Martin
Chief Executive Officer